UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 11, 2005

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas		79901
(Address of principal executive offices)		(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On February 11, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of El Paso Electric Company (the “Company”) adopted the Annual Short-Term Bonus Plan (the “Plan”) that provides for payment of cash awards to eligible Company employees, including each of its named executive officers. Payment of awards is based on the achievement of performance measures reviewed and approved by the Committee. Generally, these performance measures are based on meeting certain financial, operational and individual performance criteria. For fiscal year 2005, the Committee established the financial performance goals based on earnings per share and the operational performance goals based on safety and customer satisfaction. If a certain level of earnings per share is not attained, no bonuses will be paid under the Plan. The maximum potential payout for 2005 under the Plan for any named executive officer is approximately $500,000. A copy of the Plan is attached hereto as Exhibit 10.1.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to such plan, a copy of which is filed as Exhibits 10.1 hereto and is incorporated by reference herein.

On February 11, 2005, the Committee also approved the payment of cash bonuses totaling approximately $3.3 million to all eligible Company employees, including each of its named executive officers, pursuant to the Company’s 2004 short-term bonus plan. The cash bonuses were based on the achievement of 2004 performance measures, including certain financial, operational and individual performance criteria, previously approved by the Committee. Cash bonuses awarded to each of the named executive officers were as follows:

Name	Title	Cash Bonus

Gary R. Hedrick	Chief Executive Officer and President	$216,517

Julius F. Bates	Executive Vice President & Chief Operations Officer	$74,718

Terry Bassham	Executive Vice President, Chief Financial and Administrative Officer	$74,718

Raul A. Carrillo, Jr.	Senior Vice President, General Counsel and Corporate Secretary	$67,925

Helen Knopp	Vice President-Customer and Public Affairs	$41,526

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

10.1	Annual Short-Term Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ TERRY BASSHAM
Terry Bassham
Executive Vice President, Chief Financial and Administrative Officer (Duly Authorized Officer and Principal Financial Officer)

Dated: February 16, 2005